Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-284538

GS Finance Corp. $11,555,000 Market-Linked Notes Linked to an Unequally Weighted Basket of Equity Indices due 2029 guaranteed by The Goldman Sachs Group, Inc.
Investment Description

The amount you will be paid on your notes is based on the performance of an unequally weighted basket comprised of the EURO STOXX 50® Index (40.00% weighting), the Nikkei 225 (25.00% weighting), the FTSE® 100 Index (17.50% weighting), the Swiss Market Index (10.00% weighting) and the S&P/ASX 200 Index (7.50% weighting). The notes are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket index, of: (i) its closing level on the determination date (its final basket index level) divided by its initial basket index level on the trade date multiplied by (ii) its initial weighted value.

If the final basket level is greater than the initial basket level, then the return on your notes will be positive and equal the product of the basket return (the percentage increase or decrease in the final basket level from the initial basket level) multiplied by the participation rate, subject to the maximum settlement amount. If the final basket level is equal to or less than the initial basket level, you will receive the face amount of your notes at maturity.

Declines in one basket index may offset increases in the other basket indices. Due to the unequal weighting of each basket index, the performances of the basket indices with greater weights will have a significantly larger impact on the return on your notes than the performances of the basket indices with lesser weights.

Investing in the notes involves significant risks. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

Features	Key Dates

O  Exposure to Positive Basket Return up to the Maximum Return – At maturity, the notes provide exposure to any positive basket return times the participation rate up to the maximum return.

O  Repayment of Principal at Maturity – If you hold the notes to maturity, you will receive your entire face amount, but will not receive any return on your investment if the basket return is negative. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

	Trade date	May 20, 2026
	Original issue date	May 26, 2026
	Determination date*	May 22, 2029
	Stated maturity date*	May 25, 2029
*Subject to postponement.

Notice to investors: the notes are a riskier investment than ordinary debt securities. You should not purchase the notes if you do not understand or are not comfortable with the significant risks involved in investing in the notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-15.

Key Terms

Basket	Initial Weighted Value	Initial Basket Level	Participation Rate	Maximum Return	Maximum Settlement Amount (per $1,000 Face Amount)	CUSIP	ISIN
an unequally weighted basket of 5 equity indices (see PS-5)	unequally weighted (see PS-5)	100.00	100.00%	38.50%	$1,385.00	40054RCW9	US40054RCW97

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $968 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see page PS-2.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the face amount	2.50% of the face amount	97.50% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Pricing Supplement No. 24,646 dated May 20, 2026.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement , at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $968 per $1,000 face amount), which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $27 per $1,000 face amount).

Prior to November 20, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over the period from the time of pricing through November 19, 2026). On and after November 20, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Notes

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

• General terms supplement no. 17,745 dated January 20, 2026

• Underlier supplement no. 48 dated March 24, 2026

• Prospectus supplement dated February 14, 2025

• Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “underlier(s)”, “indices” and “exchange-traded fund(s)” shall be deemed to refer to “underlying(s)”, “underlying index(es)” and “underlying ETF(s)”, respectively.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 48 to “underlier(s)” and “indices” shall be deemed to refer to “underlying(s)” and “underlying index(es)”, respectively.

The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Investor Suitability

The notes may be suitable for you if, among other considerations:

•  You fully understand the risks inherent in an investment in the notes, including the risk of receiving little or no positive return on your investment.

•  You can tolerate the possibility of not receiving a positive return on your investment.

•  You believe that the level of the basket will appreciate over the term of the notes and that the percentage of appreciation is unlikely to exceed the maximum return.

•  You can tolerate fluctuations in the market price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket and the basket indices.

•  You are willing to invest in the notes based on the participation rate and the maximum settlement amount specified on the cover hereof.

•  You are willing to forgo dividends paid on the stocks comprising the basket indices.

•  You are able and willing to hold the notes to maturity.

•  You accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which GS&Co., is willing to purchase the notes.

•  You understand and accept the risks associated with the basket and the basket indices.

•  You are willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the notes, and understand that if GS Finance Corp. and The Goldman Sachs Group, Inc. default on their obligations, you may not receive any amounts due on the notes.

The notes may not be suitable for you if, among other considerations:

•  You do not fully understand the risks inherent in an investment in the notes, including the risk of receiving little or no positive return on your investment.

•  You cannot tolerate the possibility of receiving only the face amount of your notes at maturity.

•  You believe that the level of the basket will decline during the term of the notes or you believe that the level of the basket will appreciate from the initial basket level and that the percentage of appreciation is likely to exceed the maximum return.

• You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the notes based on the maximum return indicated on the cover hereof .

•  You cannot tolerate fluctuations in the market price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket or the basket indices.

•  You are not willing to invest in the notes based on the participation rate or the maximum settlement amount specified on the cover hereof.

•  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•  You prefer to receive the dividends paid on the stocks comprising the basket indices.

•  You are unable or unwilling to hold the notes to maturity, or you seek an investment for which there will be an active secondary market.

•  You do not understand or accept the risks associated with the basket or the basket indices.

•  You are not willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review carefully the “Additional Risk Factors Specific to Your Notes” section of this pricing supplement. For more information on the basket and the basket indices, please see the section titled “The Underlying Basket and the Underlying Basket Indices” below.

Key Terms (continued)
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlying basket:

An unequally weighted basket comprised of the following underlying basket indices (each individually, an underlying basket index). For each underlying basket index, its initial weight in the underlying basket, its initial weighted value and its initial underlying basket index level are set forth below:

	Underlying Basket Index	Initial Weight in Underlying Basket	Initial Weighted Value	Initial Underlying Basket Index Level
	EURO STOXX 50® Index	40.00%	40.00	5,976.07
	Nikkei 225	25.00%	25.00	59,804.41
	FTSE® 100 Index	17.50%	17.50	10,432.34
	Swiss Market Index	10.00%	10.00	13,399.29
	S&P/ASX 200 Index	7.50%	7.50	8,496.576

Face amount:

$11,555,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Principal amount:	On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the cash settlement amount.
Cash settlement amount:

•    if the final underlying basket level is greater than or equal to the cap level, the maximum settlement amount;

•    if the final underlying basket level is greater than the initial underlying basket level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) the underlying basket return times (b) $1,000 times (c) the participation rate; or

•    if the final underlying basket level is equal to or less than the initial underlying basket level, $1,000.

Initial underlying basket level:	100.00
Initial underlying basket index level:	with respect to an underlying basket index, the closing level of such underlying basket index on the trade date, as set forth under “— Underlying basket” above
Final underlying basket index level:	with respect to an underlying basket index, the closing level of such underlying basket index on the determination date
Final underlying basket level:

the sum of the products, as calculated for each underlying basket index, of: (i) the quotient of (a) the final underlying basket index level of such underlying basket index divided by (b) the initial underlying basket index level of such underlying basket index times (ii) the initial weighted value of such underlying basket index, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day — Notes Linked to a Basket of Underliers” in the accompanying general terms supplement

Underlying basket return:	the quotient of (i) the final underlying basket level minus the initial underlying basket level divided by (ii) the initial underlying basket level, expressed as a percentage
Participation rate:	100.00%
Cap level:

138.50% of the initial underlying basket level.

The cap level represents (i) the maximum return (as specified below) plus (ii) 100% and is the level of the underlying basket at or above which you will receive the maximum settlement amount. If the final underlying basket level is greater than the cap level (in which case the underlying basket return is greater than the maximum return), you will not receive more than the maximum settlement amount.

Maximum settlement amount:	$1,385.00, which corresponds to an expected maximum return on the notes of 38.50%.
Trade date:	May 20, 2026
Original issue date:	May 26, 2026
Determination date:	May 22, 2029, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	May 25, 2029, subject to adjustment as described in the accompanying general terms supplement
Calculation agent:	Goldman Sachs & Co. LLC (“GS&Co.”)

INVESTMENT TIMELINE WITH RESPECT TO THE NOTES OFFERED HEREBY

Trade Date	The initial underlying basket index level of each underlying basket index and the final terms of the notes are set

Maturity Date

The final underlying basket level is determined as of the determination date.

If the final underlying basket level is greater than or equal to the cap level, we will pay you an amount in cash for each $1,000 face amount of your notes equal to the maximum settlement amount;

If the final underlying basket level is greater than the initial underlying basket level but less than the cap level, we will pay you an amount in cash for each $1,000 face amount of your notes equal the sum of (i) $1,000 plus (ii) the product of (a) the underlying basket return times (b) $1,000 times (c) the participation rate; or

If the final underlying basket level is equal to or less than the initial underlying basket level, we will pay you an amount in cash for each $1,000 face amount of your notes equal to $1,000, and you will not receive any return on your investment.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. IF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

HYPOTHETICAL EXAMPLES
(Hypothetical examples use hypothetical terms only. Actual terms will vary.)

The following examples illustrate the hypothetical payments at maturity under different hypothetical scenarios for a $1,000 note linked to the underlying basket based on the assumptions set forth in the table below. The actual terms for the offering of notes are specified above.

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final underlying basket levels or hypothetical closing levels of the underlying basket indices on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlying basket levels and the closing levels of the underlying basket indices that are entirely hypothetical; no one can predict what the level of the underlying basket will be on any day throughout the life of your notes, and no one can predict what the final underlying basket level will be on the determination date. The underlying basket indices have been highly volatile in the past — meaning that the levels of the underlying basket indices have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying basket indices, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-15 of this pricing supplement.

Key Terms and Assumptions
Face amount	$1,000
Participation rate	100.00%
Cap level	138.50% of the initial underlying basket level
Maximum settlement amount	$1,385.00 (i.e., a 38.50% maximum return)
Neither a market disruption event nor a non-trading day occurs with respect to any underlying basket index on the originally scheduled determination date
No change in or affecting any of the underlying basket index stocks or the method by which any underlying basket index sponsor calculates its underlying basket index
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlying basket over the life of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of each underlying basket index shown elsewhere in this pricing supplement. For information about the underlying basket indices during recent periods, see “The Underlying Basket and the Underlying Basket Indices — Historical Closing Levels of the Underlying Basket Indices” on page PS-24. Before investing in the notes, you should consult publicly available information to determine the levels of the underlying basket indices between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying basket index stocks.

The levels in the left column of the table below represent hypothetical final underlying basket levels and are expressed as percentages of the initial underlying basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying basket level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlying basket level and the assumptions noted above.

Hypothetical Final Underlying Basket Level	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlying Basket Level)	(as Percentage of Face Amount)
200.000%	138.500%
175.000%	138.500%
150.000%	138.500%
138.500%	138.500%
125.000%	125.000%
110.000%	110.000%
100.000%	100.000%
90.000%	100.000%
75.000%	100.000%
50.000%	100.000%
25.000%	100.000%
0.000%	100.000%

If, for example, the final underlying basket level were determined to be 25.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would receive no return on your investment.

If, however, the final underlying basket level were determined to be 110.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your notes at maturity would be 110.000% of the face amount of your notes, as shown in the table above.

In addition, if the final underlying basket level were determined to be 200.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 138.500% of each $1,000 face amount of your notes, as shown in the table above. In such case, the maximum return will be 38.500%, which represents the percentage difference between the maximum settlement amount of $1,385.00 and the face amount of $1,000. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlying basket level over 138.500% of the initial underlying basket level. This is because the cap level represents (i) the maximum return of 38.500% plus (ii) 100.00%.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlying basket level were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlying basket level of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount equal to 100.000%. In addition, the chart shows that any hypothetical final underlying basket level of greater than or equal to 138.500% (the section right of the 138.500% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final underlying basket index levels of the underlying basket indices, calculated based on the key terms and assumptions above. The percentages in Column A represent hypothetical final underlying basket index levels for each underlying basket index, in each case expressed as a percentage of its initial underlying basket index level. The amounts in Column B represent the applicable initial weighted value for each underlying basket index, and the amounts in Column C represent the products of the percentages in Column A times the corresponding amounts in Column B. The final underlying basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column C. The underlying basket return for each example is shown beneath the final underlying basket level for such example, and will equal the quotient of (i) the final underlying basket level for such example minus the initial underlying basket level divided by (ii) the initial underlying basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final underlying basket level is greater than the cap level. The cash settlement amount equals the maximum settlement amount.

	Column A	Column B	Column C

Underlying Basket Index	Hypothetical Final Underlying Basket Index Level (as Percentage of Initial Underlying Basket Index Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	150.00%	40.00	60.00
Nikkei 225	150.00%	25.00	37.50
FTSE® 100 Index	150.00%	17.50	26.25
Swiss Market Index	150.00%	10.00	15.00
S&P/ASX 200 Index	150.00%	7.50	11.25
		Final Underlying Basket Level:	150.00
		Underlying Basket Return:	50.00%

In this example, all of the hypothetical final underlying basket index levels for the underlying basket indices are greater than the applicable hypothetical initial underlying basket index levels, which results in the hypothetical final underlying basket level being greater than the initial underlying basket level of 100.00. Since the hypothetical final underlying basket level was determined to be 150.00, the hypothetical cash settlement amount for each $1,000 face amount of your notes would be capped at the maximum settlement amount of $1,385.00 for each $1,000 face amount of your notes (i.e., 138.50% of each $1,000 face amount of your notes).

Example 2: The final underlying basket level is greater than the initial underlying basket level but less than the cap level.

	Column A	Column B	Column C

Underlying Basket Index	Hypothetical Final Underlying Basket Index Level (as Percentage of Initial Underlying Basket Index Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	110.00%	40.00	44.00
Nikkei 225	110.00%	25.00	27.50
FTSE® 100 Index	110.00%	17.50	19.25
Swiss Market Index	110.00%	10.00	11.00
S&P/ASX 200 Index	110.00%	7.50	8.25
		Final Underlying Basket Level:	110.00
		Underlying Basket Return:	10.00%

In this example, all of the hypothetical final underlying basket index levels for the underlying basket indices are greater than the applicable hypothetical initial underlying basket index levels, which results in the hypothetical final underlying basket level being greater than the initial underlying basket level of 100.00. Since the hypothetical final underlying basket level was determined to be 110.00, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 100% × 10.00%) = $1,100

Example 3: The final underlying basket level is less than the initial underlying basket level. The cash settlement amount equals the $1,000 face amount.

	Column A	Column B	Column C

Underlying Basket Index	Hypothetical Final Underlying Basket Index Level (as Percentage of Initial Underlying Basket Index Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	50.00%	40.00	20.00
Nikkei 225	100.00%	25.00	25.00
FTSE® 100 Index	100.00%	17.50	17.50
Swiss Market Index	130.00%	10.00	13.00
S&P/ASX 200 Index	130.00%	7.50	9.75
		Final Underlying Basket Level:	85.25
		Underlying Basket Return:	-14.75%

In this example, the hypothetical final underlying basket index level of the EURO STOXX 50® Index is less than its hypothetical initial underlying basket index level, while the hypothetical final underlying basket index levels of the Nikkei 225 and the FTSE® 100 Index are equal to their applicable hypothetical initial underlying basket index levels and the hypothetical final underlying basket index levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable hypothetical initial underlying basket index levels.

Because the underlying basket is unequally weighted, increases in the lower weighted underlying basket indices will be offset by decreases in the more heavily weighted underlying basket indices. In this example, the large decline in the EURO STOXX 50® Index results in the hypothetical final underlying basket level being less than the initial underlying basket level even though the Nikkei 225 and the FTSE® 100 Index remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final underlying basket level of 85.25 is less than the initial underlying basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of your notes, or $1,000.

Example 4: The final underlying basket level is less than the initial underlying basket level. The cash settlement amount equals the $1,000 face amount.

	Column A	Column B	Column C

Underlying Basket Index	Hypothetical Final Underlying Basket Index Level (as Percentage of Initial Underlying Basket Index Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	50.00%	40.00	20.00
Nikkei 225	60.00%	25.00	15.00
FTSE® 100 Index	60.00%	17.50	10.50
Swiss Market Index	65.00%	10.00	6.50
S&P/ASX 200 Index	60.00%	7.50	4.50
		Final Underlying Basket Level:	56.50
		Underlying Basket Return:	-43.50%

In this example, all of the hypothetical final underlying basket index levels for the underlying basket indices are less than the applicable hypothetical initial underlying basket index levels, which results in the hypothetical final underlying basket level being less than the initial underlying basket level of 100.00. Since the hypothetical final underlying basket level of 56.50 is less than the initial underlying basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of your notes, or $1,000.

The cash settlement amounts shown above are entirely hypothetical; they are based on hypothetical market prices for the underlying basket index stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in any offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-17.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the notes may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-17. The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlying basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing level of each underlying basket index and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual closing levels of the underlying basket and the actual final underlying basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement and the accompanying general terms supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying basket index stocks, i.e., with respect to an underlying basket index to which your notes are linked, the stocks comprising such underlying basket index. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Without limiting the foregoing, for certain risks and considerations related to conflicts of interest, including calculation agent discretion and hedging activities, see “Additional Risk Factors Specific to the Notes — Risks Related to Structure, Valuation and Secondary Market Sales — The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes” and “Additional Risk Factors Specific to the Notes — Risks Related to Conflicts of Interest — Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes” in the accompanying general terms supplement.

Risks Related to Structure, Valuation and Secondary Market Sales

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The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

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The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlying basket indices, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

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The Cash Settlement Amount on Your Notes Is Not Linked to the Level of the Underlying Basket Indices at Any Time Other Than the Determination Date

The final underlying basket level will be based on the closing levels of the underlying basket indices on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing levels of the underlying basket indices dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the underlying basket indices prior to such drop in the levels of the underlying basket indices. Although the actual levels of the underlying basket indices on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the underlying basket indices on the determination date, you will not benefit from the closing levels of the underlying basket indices at any time other than on the determination date.

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Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

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The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlying basket over the life of your notes will be limited. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlying basket may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlying basket stocks.

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The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:

• the levels of the underlying basket indices;

• the volatility — i.e., the frequency and magnitude of changes — in the levels of the underlying basket indices;

• the dividend rates of the underlying basket index stocks;

• economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying basket index stocks, and which may affect the levels of the underlying basket indices;

• interest rates and yield rates in the market;

• the time remaining until your notes mature; and

• our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the underlying basket indices based on their historical performance or the hypothetical historical performance of the underlying basket. The actual performance of the underlying basket indices over the life of the offered notes and the cash settlement amount paid on the stated maturity date may bear little or no relation to the historical closing levels of the underlying basket indices, to the hypothetical historical closing levels of the underlying basket or to the hypothetical examples shown elsewhere in this pricing supplement.

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Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

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If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the maximum settlement amount on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the maximum settlement amount will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. In such cases, your return will be less than the maximum return.

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You Have No Shareholder Rights or Rights to Receive Any Underlying Basket Index Stock

Investing in your notes will not make you a holder of any of the underlying basket index stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying basket index stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying basket index stocks or any other rights of a holder of the underlying basket index stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlying basket index stocks.

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The Lower Performance of One Underlying Basket Index May Offset an Increase in the Other Underlying Basket Indices

Declines in the level of one underlying basket index may offset increases in the levels of the other underlying basket indices. As a result, any return on the underlying basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the underlying basket indices are not equally weighted, increases in the lower weighted underlying basket indices may be offset by even small decreases in the more heavily weighted underlying basket indices.

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We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the Underlying Basket Indices

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An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to underlying basket indices that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

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Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Basket Index with Underlying Basket Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying basket index with underlying basket index stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the underlying basket index stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying basket index stocks that are currently included in an underlying basket index or that in the future are included in an underlying basket index, such underlying basket index stocks may be removed from an underlying basket index. If government regulatory action results in the removal of underlying basket index stocks that have (or historically have had) significant weight in an underlying basket index, such removal could have a material and negative effect on the level of such underlying basket index and, therefore, your investment in the notes. Similarly, if underlying basket index stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying basket index, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such underlying basket index stocks from an underlying basket index could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes.

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Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

The Underlying Basket and The Underlying Basket Indices

THE UNDERLYING BASKET

The underlying basket is comprised of the following underlying basket indices with the following initial weights within the underlying basket: the EURO STOXX 50® Index (40.00% weighting), the Nikkei 225 (25.00% weighting), the FTSE® 100 Index (17.50% weighting), the Swiss Market Index (10.00% weighting) and the S&P/ASX 200 Index (7.50% weighting).

EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index are allocated to one of the following Eurozone countries based on their country of incorporation, primary listing and largest trading volume: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more details about the EURO STOXX 50® Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” in the accompanying underlier supplement no. 48.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The notes or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

Nikkei 225

The Nikkei Stock Average, more commonly known as the Nikkei 225, is a price-weighted equity index comprised of 225 highly liquid stocks of the Tokyo Stock Exchange Prime Market and aims to maintain long-term continuity and reflect changes in industry structure and provide a benchmark for the Japanese equity markets and the Japanese economy. For more details about the Nikkei 225, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — Nikkei 225” in the accompanying underlier supplement no. 48.

Goldman Sachs has entered into a non-exclusive license agreement with Nikkei Inc. (“NKI”) whereby GS Finance Corp., in exchange for a fee, will be permitted to use the Nikkei 225 in connection with the offer and sale of your note. Any intellectual property rights relating to the Nikkei 225 belong to NKI. Goldman Sachs is not affiliated with NKI; the only relationship between NKI and Goldman Sachs is the licensing of the use of the Nikkei 225 and trademarks relating to the Nikkei 225.

NKI is under no obligation to continue the calculation and dissemination of the Nikkei 225. Your note is not sponsored, endorsed, sold or otherwise promoted by NKI. No inference should be drawn from the information contained herein that NKI makes any representation or warranty, express or implied, to us or any holder of your note or any member of the public regarding the advisability of investing in securities generally or in your note in particular or the ability of the Nikkei 225 to track generally stock market performance.

NKI determines, composes and calculates the Nikkei 225 without regard to your note. NKI has no obligation to take into account your interest, or that of anyone else having an interest, in your note in determining, composing or calculating the Nikkei 225 or any successor index. NKI is not responsible for and has not participated in the determination of the terms, prices or amount of your note and will not be responsible for or participate in any determination or calculation regarding the principal amount of your note payable at the stated maturity date. NKI has no obligation or liability in connection with the administration, marketing or trading of your note.

Neither NKI nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225. NKI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 or the manner in which the Nikkei 225 is applied in determining the level of the Nikkei 225 or any amount payable upon maturity of your note.

NKI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225 OR ANY DATA INCLUDED IN THE NIKKEI 225. NKI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K. listed blue chip companies traded on the London Stock Exchange. For more details about the FTSE® 100 Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — FTSE® 100 Index” in the accompanying underlier supplement no. 48.

“FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks owned by the Exchange and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

The FTSE®100 Index is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.

All copyright and database rights in the index values and constituent list vest in FTSE. GS Finance Corp. has obtained full license from FTSE to use such copyrights and database rights in the creation of this product.

Swiss Market Index (SMI®)

The Swiss Market Index is a price return float-adjusted market capitalization-weighted index of the 20 largest and most liquid stocks traded on the SIX Swiss Exchange and represents more than 75% of the free-float market capitalization of the entire Swiss market. For more details about the Swiss Market Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — Swiss Market Index” in the accompanying underlier supplement no. 48.

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to GS Finance Corp., other than the licensing of the SMI® and the related trademarks for use in connection with the offered notes.

SIX Swiss Exchange and its Licensors do not:

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sponsor, endorse, sell or promote the offered notes.
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recommend that any person invest in the offered notes or any other notes.
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have any responsibility or liability for or make any decisions about the timing, amount or pricing of the offered notes.
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have any responsibility or liability for the administration, management or marketing of the offered notes.
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consider the needs of the offered notes or the owners of the offered notes in determining, composing or calculating the SMI® or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the offered notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the offered notes or any other third parties.

Specifically, SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

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The results to be obtained by the offered notes, the owner of the offered notes or any other person in connection with the use of the SMI® and the data included in the SMI®;
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The accuracy, timeliness, and completeness of the SMI® and its data;
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The merchantability and the fitness for a particular purpose or use of the SMI® and its data;
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The performance of the offered notes generally.

SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI® or its data;

Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI® or its data or generally in relation to the offered notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between GS Finance Corp. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the offered notes or any other third parties.

S&P/ASX 200 Index

The S&P/ASX 200 Index includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. The S&P/ASX 200 Index is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX, and all securities that have their primary or secondary listing on the ASX are eligible for inclusion. For more details about the S&P/ASX 200 Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — S&P/ASX 200 Index” in the accompanying underlier supplement no. 48.

The S&P/ASX 200 Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

Historical Closing Levels of the underlying basket indices

The closing levels of the underlying basket indices have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying basket indices have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing levels of the underlying basket indices during the period shown below is not an indication that the underlying basket indices are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the underlying basket or the underlying basket indices as an indication of the future performance of the underlying basket or the underlying basket indices, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying basket, underlying basket indices or the underlying basket index stocks will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying basket or the underlying basket indices. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlying basket indices between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying basket indices. The actual performance of the underlying basket and the underlying basket indices over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlying basket indices from January 1, 2021 through May 20, 2026. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

Historical Performance of the Nikkei 225

Historical Performance of the FTSE 100® Index

Historical Performance of the Swiss Market Index

Historical Performance of the S&P/ASX 200 Index

Historical Underlying Basket Levels

The following graph is based on the underlying basket closing level for the period from January 1, 2021 through May 20, 2026 assuming that the underlying basket closing level was 100.00 on January 1, 2021. We derived the underlying basket closing levels based on the method to calculate the underlying basket closing level as described in this pricing supplement and on actual closing levels of the relevant underlying basket indices on the relevant date. The underlying basket closing level has been normalized such that its hypothetical level on January 1, 2021 was 100.00. As noted in this pricing supplement, the initial underlying basket level was set at 100.00 on the trade date. The underlying basket closing level can increase or decrease due to changes in the levels of the underlying basket indices.

Historical Performance of the Underlying Basket

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements, and to the extent inconsistent, replaces, the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a life insurance company;
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a regulated investment company;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a tax exempt organization;
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a partnership;
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a person that owns a note as a hedge or that is hedged against interest rate risks;
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a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity.

We have determined that the comparable yield for the notes is equal to 4.6904% per annum, compounded semi-annually with a projected payment at maturity of $1,151.42 based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
May 26, 2026 through December 31, 2026	$28.65	$28.65
January 1, 2027 through December 31, 2027	$49.50	$78.15
January 1, 2028 through December 31, 2028	$52.02	$130.17
January 1, 2029 through May 25, 2029	$21.25	$151.42

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
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an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying basket indices during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 2.50% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on May 26, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$11,555,000

GS Finance Corp.

Market-Linked Notes Linked to an Unequally Weighted Basket of Equity Indices due 2029

guaranteed by
The Goldman Sachs Group, Inc.

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Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent